Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”);

WHEREAS, JFL Partners Fund LP, JFL Capital Management LP, JFL Capital Holdings LLC, JFL Capital Management LLC and Joseph F. Lawler (together, “JFL Capital”), 22NW Fund, LP, 22NW, LP, 22NW Fund GP, LLC and Aron R. English (together, “22NW”), Jason M. Aryeh and Kenneth Lin wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2019 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2019 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 13th day of March 2019 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than four (4) hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership; provided, however, that while this agreement is in effect, no party hereto shall (i) buy, or increase any beneficial ownership over, any securities of the Company if, as a result of such action, the Group would beneficially own more than 9.9% of the Company’s outstanding common stock or (ii) sell, or dispose of any beneficial ownership over, any securities of the Company, in each case without the prior consent of JFL Capital. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of the persons nominated by JFL Capital to the Board at the 2019 Annual Meeting, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       JFL Capital shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and JFL Capital agrees to pay directly all such pre-approved expenses; provided, however, that notwithstanding the forgoing, 22NW shall be responsible for, and agrees to pay directly, all expenses and costs incurred in connection with (i) any Forms 3 or 4 required to be filed by 22NW under Section 16(a) of the Exchange Act and (ii) any other filings that 22NW is separately required to make with the Securities and Exchange Commission.

5.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as directed by JFL Capital.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 (solely with respect to expenses incurred prior to the termination of the agreement) and Section 8 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky and Ryan Nebel at Olshan, Fax No. (212) 451-2222.

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and JFL Capital relating to their investment in the Company.

11.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

JFL PARTNERS FUND LP

By:	JFL Capital Management LP General Partner

By:	JFL Capital Holdings LLC General Partner

By:	/s/ Joseph F. Lawler
	Name:	Joseph F. Lawler
	Title:	Managing Member

JFL CAPITAL MANAGEMENT LP

By:	JFL Capital Holdings LLC General Partner

By:	/s/ Joseph F. Lawler
	Name:	Joseph F. Lawler
	Title:	Managing Member

JFL CAPITAL HOLDINGS LLC

By:	/s/ Joseph F. Lawler
	Name:	Joseph F. Lawler
	Title:	Managing Member

JFL CAPITAL MANAGEMENT LLC

By:	/s/ Joseph F. Lawler
	Name:	Joseph F. Lawler
	Title:	Managing Member

/s/ Joseph F. Lawler
JOSEPH F. LAWLER

22NW FUND, LP

By:	22NW, LP General Partner and Investment Adviser

By:	22NW Fund GP, LLC General Partner

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Managing Member

22NW, LP

By:	22NW Fund GP, LLC General Partner

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Managing Member

22NW FUND GP, LLC

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Managing Member

/s/ Aron R. English
ARON R. ENGLISH

/s/ Jason M. Aryeh
JASON M. ARYEH

/s/ Kenneth Lin
KENNETH LIN